Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Sue Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Best Buy Favorably Resolves
Tax Matters And Records Other Adjustments
Company prepares to expense stock-based
compensation in first quarter of fiscal 2006

MINNEAPOLIS, March 31, 2005 — Best Buy Co., Inc. (NYSE: BBY), North America’s leading retailer of consumer electronics, today reported that its fiscal fourth-quarter net earnings will increase due to the resolution of various tax matters, offset by two accounting adjustments made and new guidance adopted during the quarter. These items were not contemplated in the company’s earnings guidance for the fourth quarter or fiscal year, which ended on Feb. 26, 2005. In addition, in the fourth quarter of fiscal 2005, the company made two accounting reclassifications. Finally, the company said it plans to begin expensing stock-based compensation, effective with the first quarter of fiscal 2006.

First, as previously announced, the company reported that its fourth-quarter results from discontinued operations will include a $50 million tax benefit related to its former Musicland subsidiary. This benefit, which amounted to $0.15 per diluted share, resulted from the favorable resolution of outstanding tax matters with the Internal Revenue Service. The tax benefit will be included in discontinued operations and was not included in the company’s previous earnings guidance. In addition, based on various state and federal tax matters, the company reduced its effective income tax rate to 32.8 percent and 35.3 percent for the fourth quarter and fiscal year, respectively, for continuing operations. The company also estimated that its normalized effective income tax rate for fiscal 2005 for continuing operations would be 36.4 percent.

Second, as part of the accounting adjustments, the company reported that it conducted a review of its lease accounting practices during its fiscal fourth quarter, based on recent developments in the accounting practices of other major retailers. As a result of this review, the company recorded a cumulative fourth-quarter charge of $36 million pre-tax ($23 million after-tax, or $0.07 per diluted share) to adjust its accounting for rent holidays. A rent holiday is considered to be any period during which a tenant has the right to control use of the leased property, but rental payments are not required. Historically, Best Buy has recognized rent expense beginning at the inception of the contractual lease term, which was generally when the store opened. Effective with its fiscal fourth quarter, the company now recognizes rent expense beginning when it takes possession of the property. The company and its external auditor determined that prior years’ financial statements need not be restated due to the immateriality of this adjustment to the company’s results of operations and financial position for prior periods. This adjustment does not affect historical or future cash flows, or the timing of the company’s lease payments.

Third, the company established a sales return liability in the fourth quarter of fiscal 2005. The sales return liability represented the gross profit related to consumer purchases expected to be returned after the fiscal year ended. Historically, the year-over-year impact of consumer returns was not material. The liability resulted in a cumulative fourth-quarter charge of $15 million pre-tax (which was $10 million after-tax, or $0.03 per diluted share).

Finally, as previously reported, the company adopted new accounting guidance (Emerging Issues Task Force Issue No. 04-08) during its fiscal fourth quarter that requires Best Buy to include in its diluted earnings per share calculation the potentially dilutive shares issueable as if its convertible debentures, due in 2022, were converted into shares of Best Buy’s common stock. The company restated prior-year amounts to conform to the current-year presentation. As expected, the adoption of the new accounting guidance reduced diluted earnings per share by $0.02 and $0.03 for the fourth quarter and fiscal year, respectively.

Best Buy Makes Two Accounting Reclassifications

Separately, the company reported that it made two accounting reclassifications during its fiscal fourth quarter.

First, Best Buy reclassified from selling, general and administrative expenses into cost of goods sold certain expenses related to operating its distribution network, consisting primarily of handling and transportation costs related to moving merchandise from its distribution centers to its stores. The change increased the company’s annual cost of goods sold, as a percentage of revenue, by 120 basis points while reducing its selling, general and administrative expenses rate for the fiscal year by the same amount. Best Buy said that it believes the revised presentation provides greater consistency for investors by aligning the classification of its distribution costs with the practices of many other retailers. Best Buy reclassified prior-year amounts in the statements of earnings to conform to the current-year presentation. The reclassification had no effect on previously reported net earnings.

Second, the company reclassified its investments in auction-rate debt securities from cash and cash equivalents to short-term investments in its balance sheets. Auction-rate debt securities are short-term investments with interest rates that generally reset within 90 days, but these investments have longer stated or contractual maturities. The company reclassified prior-year amounts in the balance sheets to conform to the current-year presentation. The reclassification had no effect on previously reported total assets or net earnings.

“We wanted to give investors visibility to these items in advance of tomorrow’s earnings news release, as the financial statements in that release will reflect all of these accounting items,” said Darren Jackson, executive vice president of finance and CFO of Best Buy.

Revised statements of earnings and balance sheets for fiscal 2004, the fourth quarter of fiscal 2004 and the first three quarters of fiscal 2005 are available, beginning today, on the company’s Web site at www.BestBuy.com under “Company Information,” then click on “For Our Investors,” then “Financials.” The revised financial statements reflect the adoption of EITF Issue No. 04-08 and the reclassifications described above.

Company to Begin Expensing Stock-Based Compensation in First Quarter of Fiscal 2006

As previously reported, the company plans to adopt in its first quarter of fiscal 2006 the new accounting standard on stock-based compensation (SFAS No. 123R). Upon its adoption of the new standard, Best Buy plans to restate all prior-period financial statements to reflect the recognition of stock-based compensation expense. The impact on prior periods was previously disclosed by the company in the notes to its financial statements included in its periodic reports filed with the Securities and Exchange Commission. The company estimates quarterly stock-based compensation expense of $0.04 to $0.05 per diluted share for fiscal 2006, compared with $0.06 to $0.07 per diluted share for fiscal 2005 on a comparable basis.

Company Sets Dates for Fiscal 2006 Earnings Releases

The company said that it intends to accelerate its quarterly earnings disclosures for fiscal 2006 and to consolidate its revenue and earnings releases in a single quarterly news release, effective immediately. However, the company expects to continue to report revenue for the fiscal month of December, due to the seasonal importance of that month.

Best Buy’s Financial Release Calendar for Fiscal 2006

Financial Release	Period End	News Release Date
First-quarter revenue and earnings	May 28, 2005	June 14, 2005
Second-quarter revenue and earnings	Aug. 27, 2005	Sept. 13, 2005
Third-quarter revenue and earnings	Nov. 26, 2005	Dec. 13, 2005
December revenue	Dec. 31, 2005	Jan. 6, 2006
Fourth-quarter revenue and earnings	Feb. 25, 2006	March 31, 2006

Best Buy is scheduled to release its fourth-quarter earnings and to provide its initial guidance for fiscal 2006 results in a news release before the market opens on April 1. The company is scheduled to conduct an earnings conference call at 10 a.m. EST on April 1, 2005. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 830 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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